Exhibit 1.01

Conflict Minerals Report of the Company

In accord with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Mineral Report of Carter’s, Inc. (the “Company”) for calendar year 2016 (excepting conflict minerals that, prior to January 31, 2013, were located outside of the supply chain) in accord with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”).

1. Introduction

The intent of this Conflict Minerals Report (“CMR”) is to describe the Company’s due diligence process following Rule 13p-1 requirements. Per Rule 13p-1, due diligence is required for necessary conflict minerals in products where there is reason to believe such minerals may have originated in the Democratic Republic of the Congo or surrounding countries (the “Covered Countries”). The goal of the due diligence process is to determine whether such products were “DRC conflict free”.

2. Product Description

The Company contracts to manufacture products that may contain 3TG, such as apparel (products made with metallized yarns) or apparel products with trim, including, but not limited to, zippers, clasps, buttons, buckles, rivets, snaps, hooks, eyes, and other fasteners.

Suppliers were requested to use the Conflict Free Sourcing Initiative’s (“CFSI’s”) Conflict Minerals Reporting Template (“CMRT”) to identify 3TG smelters and refiners (“SORs”) and associated countries of origin. Below is a summary of verified smelters1:

SOR / Facility Name	Conflict-Free Status

Gold

Advanced Chemical Company	CFSP

Aida Chemical Industries Co., Ltd.	CFSP

Argor-Heraeus SA	LBMA, RJC, CFSP

Asahi Pretec Corporation	LBMA, CFSP

Asahi Refining USA Inc.	LBMA, CFSP

Asaka Riken Co., Ltd.	CFSP

Aurubis AG	LBMA, CFSP

Boliden AB	LBMA, CFSP

CCR Refinery - Glencore Canada Corporation	LBMA, CFSP

Chimet S.p.A.	LBMA, CFSP

Gold Refinery of Zijin Mining Group Co., Ltd.	LBMA, CFSP

Heraeus Metals Hong Kong Ltd	LBMA, RJC, CFSP

Heraeus Precious Metals GmbH & Co. KG	LBMA, CFSP

Ishifuku Metal Industry Co., Ltd.	LBMA, CFSP

Istanbul Gold Refinery	LBMA, CFSP

LS-NIKKO Copper Inc.	LBMA, CFSP

[1]	Verified smelters are those listed by the CFSI or the U.S. Department of Commerce as known metal processors, or otherwise determined to be metal processors through Source Intelligence’s research.

Matsuda Sangyo Co., Ltd.	LBMA, CFSP

Metalor Technologies (Hong Kong) Ltd.	LBMA, RJC, CFSP

Metalor Technologies SA	LBMA, RJC, CFSP

Metalor USA Refining Corporation	LBMA, RJC, CFSP

METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	LBMA, CFSP

Mitsubishi Materials Corporation	LBMA, CFSP

Nihon Material Co., Ltd.	LBMA, CFSP

Ohura Precious Metal Industry Co., Ltd.	CFSP

PAMP S.A.	LBMA, RJC, CFSP

Republic Metals Corporation	LBMA, RJC, CFSP

Royal Canadian Mint	LBMA, CFSP

SEMPSA Joyería Platería SA	LBMA, CFSP

Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	LBMA, CFSP

Sumitomo Metal Mining Co., Ltd.	LBMA, CFSP

Tanaka Kikinzoku Kogyo K.K.	LBMA, CFSP

The Refinery of Shandong Gold Mining Co., Ltd.	LBMA, CFSP

Umicore Brasil Ltda.	LBMA, CFSP

Umicore SA Business Unit Precious Metals Refining	LBMA, CFSP

Valcambi SA	LBMA, RJC, CFSP

Zhongyuan Gold Smelter of Zhongjin Gold Corporation	LBMA, CFSP

Tin

Alpha	CFSP

Cooperativa Metalurgica de Rondônia Ltda.	CFSP

CV United Smelting	CFSP

Dowa	CFSP

EM Vinto	CFSP

Fenix Metals	CFSP

Gejiu Non-Ferrous Metal Processing Co., Ltd.	CFSP

Magnu’s Minerais Metais e Ligas Ltda.	CFSP

Malaysia Smelting Corporation (MSC)	CFSP

Melt Metais e Ligas S.A.	CFSP

Metallo-Chimique N.V.	CFSP

Mineração Taboca S.A.	CFSP

Minsur	CFSP

Mitsubishi Materials Corporation	CFSP

O.M. Manufacturing (Thailand) Co., Ltd.	CFSP

Operaciones Metalurgical S.A.	CFSP

PT Artha Cipta Langgeng	CFSP

PT ATD Makmur Mandiri Jaya	CFSP

PT Bangka Tin Industry	CFSP

PT Belitung Industri Sejahtera	CFSP

PT Bukit Timah	CFSP

PT DS Jaya Abadi	CFSP

PT Eunindo Usaha Mandiri	CFSP

PT Inti Stania Prima	CFSP

PT Mitra Stania Prima	CFSP

PT Panca Mega Persada	CFSP

PT Refined Bangka Tin	CFSP

PT Sariwiguna Binasentosa	CFSP

PT Stanindo Inti Perkasa	CFSP

PT Timah (Persero) Tbk Kundur	CFSP

PT Timah (Persero) Tbk Mentok	CFSP

PT Tinindo Inter Nusa	CFSP

Thaisarco	CFSP

White Solder Metalurgia e Mineração Ltda.	CFSP

Yunnan Tin Group (Holding) Company Limited	CFSP

Countries of Origin for these SORs are believed to include:

Argentina, Armenia, Australia, Bolivia, Brazil, Burundi, Canada, Chile, China, Colombia, Congo (Brazzaville), DRC- Congo (Kinshasa), Ecuador, Egypt, Ethiopia, Finland, France, Guinea, Guyana, India, Indonesia, Italy, Japan, Kazakhstan, Republic of Korea, Kyrgyzstan, Laos, Madagascar, Malaysia, Mexico, Mongolia, Mozambique, Myanmar, Namibia, Niger, Nigeria, Papua New Guinea, Peru, Philippines, Poland, Portugal, Russian Federation, Rwanda, Saudi Arabia, Sierra Leone, Slovakia, South Africa, Spain, Suriname, Sweden, Taiwan, Tajikistan, Thailand, Turkey, Uganda, United Kingdom, United States, Uzbekistan, Vietnam, Zambia, and Zimbabwe

3. Design of Due Diligence Measures

The Company’s due diligence process is based on the Organization for Economic Cooperation and Development’s (“OECD’s”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements2. It is important to note that the OECD Guidance was written for both upstream3 and downstream4 companies in the supply chain. As the Company is a downstream company in the supply chain, our due diligence practices were tailored accordingly.

[2]	OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold, 2013; http://www.oecd.org/daf/inv/mne/GuidanceEdition2.pdf.
[3]	Upstream companies refer to those between the mine and SOR. As such, the companies typically include miners, local traders, or exporters from the country of mineral origin, international concentrate traders and SORs.
[4]	Downstream companies refer to those entities between the SOR and retailer. As such, the companies typically include metal traders and exchanges, component manufacturers, product manufacturers, original equipment manufacturers (“OEMs”) and retailers.

4. Due Diligence Measures Implemented

Due Diligence measures undertaken by the Company included the following:

•	Adopted a conflict minerals policy. Our conflict minerals policy is publicly available at www.carters.com.

•	Developed a comprehensive conflict minerals program/framework outlining management’s compliance initiatives with respect to Rule 13p-1 and Form SD.

•	Engaged Source Intelligence, a compliance solution provider, to lead information collection/inquiry efforts with the Company’s suppliers (343 suppliers identified as in-scope); received a 94% response rate.

•	Engaged direct suppliers as part of the Company’s due diligence process.

•	Identified SORs in the supply chain, through in-scope supplier inquiries, to conduct an RCOI.

•	Evaluated supplier responses related to the stated origin of materials, as well as the products specified to contain/not contain conflict minerals for plausibility, consistency, and gaps.

•	Implemented cautionary flags for supplier responses prompting additional investigation and action.

•	Incorporated relevant elements of compliance with Form SD into our master supplier agreement template.

•	Outlined a plan to incorporate any new suppliers into our existing due diligence efforts. Utilized Source Intelligence’s online platform to identify each supplier’s SORs for raw materials, and verified each supplier’s SORs against independently published lists of CFSI’s Conflict-Free Smelter Programs.

•	Filed Form SD and Conflict Minerals Report with the SEC (and posted the Conflict Minerals Report to the Company website) on May 31, 2017.

5. Steps to Improve Due Diligence

The Company will endeavor to continuously improve upon its supply chain due diligence efforts via the following measures:

•	Continue to assess the presence of 3TG in its supply chain.

•	Clearly communicate expectations with regard to supplier performance, transparency and sourcing.

•	Increase the response rate for RCOI process.

•	Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the CFSI’s Conflict-Free Smelter Program.

•	Contact smelters identified as a result of the RCOI process and request their participation in obtaining a “conflict free” designation from an industry program such as the CFSI’s Conflict-Free Smelter Program.

6. Product Determination

The Company is unable to determine whether or not various components/materials which contribute to its various apparel and apparel products are DRC conflict free. The Company does not have sufficient information from suppliers or other sources to conclude whether the necessary conflict minerals originated in the Covered Countries.

and, if so, whether the necessary conflict minerals were from recycled or scrap sources, were DRC conflict free, or have not been found to be DRC conflict free. On the basis of the due diligence measures taken above, the Company has determined that certain of its products are “DRC conflict undeterminable”.

7. Independent Private Sector Audit

Based on the Company’s declaration of DRC conflict undeterminable, a private sector audit is not required.